Software License Agreement

                                     between

                         Conspiracy Entertainment Corp.,
               612 Santa Monica Blvd., Santa Monica, CA 90401, USA
                 - in the following referred to as "Licensee" -

                                       and

                   Constant Entertainment LLP -- SEGA Limited,
                  445 Bryan Avenue, Sunnyvale, CA 94086, USA - in the following referred to as "Licensor" -

                        relating to the software product
                               dated July 07, 2003

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PREAMBLE:

(A) Licensee is in the business of developing, producing, distributing and licensing rights in certain computer games.

(B) Licensor wishes to grant a license to Licensee and the rights in those computer games to enable Licensee to duplicate, market, distribute and otherwise exploit the computer games.

(C) Licensor has entered into an agreement with Sega Japan for the exclusive rights to the products as outlined and defined in this agreement and under the same terms and conditions as outlined and defined in this agreement. Licensor has the full and complete rights to sublicense the products to Licensee (Conspiracy) for exclusive publishing in the licensed territories as outlined and defined in the agreement.

1.    DEFINITIONS

      1.1 In this Agreement (including the Schedules), the words and phrases set out in the first column shall have the meanings set out opposite to them in the second column: the advance payments to be made by Licensee to Licensor in the amounts and on the times set out in
            Schedule 4; an executable version of a computer game program containing mostly completed graphics (not finished graphics may be substituted by graphics of temporary nature), mostly complete set of sound effects and speech samples, all basic game play functions implemented and working, all game levels/worlds/areas implemented; manual, box, posters (all in printed and digital, editable form), videos and other materials that may be helpful for Licensee to market and exploit the Product. an executable version of a computer game program including all features but still not debugged and/or tested; instructional manuals and other documentation to be provided for use by the end-user of a computer game; English Final Master shall mean an executable English version of the Product (operating on PAL format) which Licensee and Sony Computer Entertainment of Europe (SCEE) shall deem sufficiently complete and correct to be released for manufacturing and commercial distribution. Advances Alpha Version

            Artwork
            Beta Version
            End-user Documentation


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            Intellectual Property Rights any copyrights, trade marks, patents, trade secrets or other intellectual property rights which subsist in or in relation to the Product or any of the Licensor's Materials which are used in connection with the packaging, advertisement or marketing of the Product.

Licensor's Materials Online-Sales Option Period the items listed in Schedule 3 together with all materials which are reasonably required by Licensee for the purposes of manufacture, marketing and exploitation of the Product; direct distribution of any product as a data stream to individual end-users over an electronic network, such as cable, satellite or telephone networks including the internet.
the period specified in Schedule 6;

   Platform      the Platform for each Product stated in Schedule 1;

   Products      the computer games products listed in Schedule I
                 (including all End-user Documentation relevant to each game);

   Royalties     the license fee stated in Schedule 4;

   Sequels other products made available by Licensor for commercial release during the Option Period where such products are sequels to or form a part of the same series as the Product;

   Territory     the territories listed in Schedule 2;

   Term the term of this Agreement is listed in Schedule 6; it shall commence from the signature of this Agreement until expiry of the therein stated period after release of the Product.

2.    GRANT OF RIGHTS

      2.1 Licensor grants to Licensee an exclusive license to reproduce, market, distribute, sell and otherwise exploit (including, but not limited to, via Online-Sales), in the Territory, the Product.

      2.2 During the Option Period, Licensee shall have the first right to be granted exclusive licenses in the Territory for any Sequel and or new titles under the Sega value brand.

      2.3   Clause deleted

      2.4   Clause deleted.


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      2.5   For marketing purposes, Licensor grants to Licensee a non-exclusive royalty-free license during the Term of this Agreement to use any trademarks owned or controlled by Licensor or licensed to Licensor in connection with the advertising, promotion and distribution of the Product.

3.    DURATION

      3.1 This Agreement commences on the date of this Agreement and shall, except as otherwise provided herein, continue in force until the expire of the Term of this Agreement.

      3.2 Where Licensee accepts the grant of an exclusive license under Clauses 2.2., such licenses shall commence on the date of the respective agreement and shall expire on the date specified in
            Schedule 6.

4.    DELIVERY OF LICENSOR'S MATERIALS TO LICENSEE

      4.1 Licensor shall deliver to Licensee the English Final Master and the Licensor's Materials as specified in Schedule 3.

      4.2   Clause deleted

      4.3 The English Final Master and the Licensor's Materials shall be sent by Licensor via standard freight service or Federal Express and the costs of such shall be borne by Licensor unless Licensee requests that delivery be expedited in which case any additional costs shall be borne by Licensee.

      4.4 Licensor grants to Licensee a royalty-free non-exclusive license to use any of the Licensor's Materials for the purposes of this Agreement.

5.    PAYMENT

Advances

      5.1 Licensee shall pay to Licensor the Advances as by wire remittance to the bank account of licensor as described in Schedule 4. In a timely manner prior to any such payment, Licensor shall deliver to Licensee an appropriate invoice.

      5.2 The Advances shall be treated as an advance payment of the Royalties and shall be credited against the first Royalties which are to be paid by Licensee to Licensor until the Advances have been recouped in full.

Royalties

      5.3 In relation to each copy of the Product sold by Licensee, Licensee agrees to pay Licensor the Royalties by wire remittance to the bank account of licensor as set out in Schedule 4. No Royalty or other compensation shall be payable by Licensee to Licensor with respect to (i) Product units used for promotional purposes or furnished free to the trade, press or for public relations use and provide the description such free use for a revenue statement under clause 5.5;


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      5.4   Where Licensee accepts the grant of an exclusive license under clause 2.2., the parties shall negotiate in good faith the level of any payments to be paid to Licensor by Licensee.

Time and Method of Payment

      5.5 A revenue statement providing an itemized description of the calculation of all payments due and free Product units under clause
            5.3 ("Royalty Statement") shall be forwarded to Licensor within 30 calendar days after the end of each calendar quarter.

      5.6 Based on each Royalty Statement, Licensor shall deliver to Licensee an appropriate invoice. Except as otherwise provided herein, all payments due under this clause 5 shall be made within 30 calendar days.. Unless otherwise agreed, all payments shall be made by wire remittance in United States Dollars to the account of Licensor set out in Schedule 4.

      5.7 All sums payable under this Agreement shall be free and clear of, and made without deduction for, any taxes imposed by, or under the authority of, any Government or public authority except as stated in clause 5.9.

      5.8 During the term of this agreement and for 2 years thereafter, Licensee shall keep full and accurate books of account and copies of all documents and other material relating to this Agreement at Licensee's principal office, which are necessary for a ready detennination of royalty obligations due by Licensee (collectively "Account Records"). Licensor, through a certified public accountant or similar, shall have the right to inspect, such books, documents, and other materials upon reasonable notice to Licensee during business hours and to take relevant copies of or extracts from such books and records. Any information about the business of Licensee which may be obtained by Licensor as a result of any such inspection and which does not relate to the Product shall be kept confidential by Licensor and its authorized representative.

            If any inspection reveals that Licensee has failed properly to account and pay royalties owing to Licensor hereunder, and the amount of any royalties which Licensee has failed properly to account for and pay for exceeds five percent (5%) of the royalties actually accounted for and paid to Licensor for such period, Licensee shall, in addition to paying Licensor such past due royalties, reimburse Licensor for its reasonable expenses incurred in conducting the inspection, together with interest on the overdue royalty amount at a rate of five percent (5%) per year.

      5.9 To the extent necessary to comply with the laws, rules and regulations of the United States, and any treaties between the United States and any countries outside the United States in Territory, Licensee shall be entitled to withhold foreign withholding taxes at the applicable rate (presumably 10%) set forth in such treaties payable by Licensor to such relevant tax authority; provided, however, that within one hundred eighty (180) days after the date of any payment of such foreign withholding tax withheld by Licensee in respect of any payment herein, Licensee shall furnish to Licensor the original or a copy of a receipt evidencing payment thereof in a form acceptable to the government of the foreign country or other relevant local tax authority, certifying the fact that such tax has been duly paid and account to Licensor for its pro-rata share of such tax credit, if any. Without limiting the aforesaid, if for any reason Publisher does not withhold such taxes, then Licensor agrees to pay said taxes within thirty (30) days of notice from Licensee. If Licensor does not pay said taxes and the relevant tax authority holds Licensee liable, then Licensee may keep Licensor's Royalties and/or Advances for said liability and Licensor agrees to indemnify Licensee for any liability not covered by Royalties and/or Advances kept by Licensee within thirty (30) days of Licensee's notice thereof


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6.    INTELLECTUAL PROPERTY RIGHTS

      6.1 All the Intellectual Property Rights so far as they relate to the Products or the Licensor's Materials are and shall remain the sole property of Licensor.

      6.2 All the Intellectual Property Rights so far as they relate to any materials created by Licensee (e.g. Artworks, ads, promotional materials, translations etc.) shall upon creation vest in Licensee.

      6.3 Licensor grants to Licensee a non-exclusive license to use any of the Intellectual Property Rights in the Territory for the purposes of exercising its rights and performing its obligations under this Agreement.

      6.4 Licensee may, at its own expense, take all reasonably necessary and appropriate actions to prevent the unauthorized reproduction or distribution of the Products in the Territory which come to its attention and, at the expense of Licensee, may file law suits or commence other appropriate proceedings against any other third party which is infringing, within the Territory, any of the Intellectual Property Rights so far as they relate to the products. Licensee shall accordingly immediately notify Licensor in regard to any of the foregoing and shall work in conjunction with Licensor to correct such infringement. In the event Licensee fails to take any such actions against third parties within 30 days of notification to Licensor, then Licensor may, upon written notice to Licensee, itself take all reasonably necessary and appropriate actions to prevent such infringement, in which case Licensee will at the expense of Licensor provide such assistance as Licensor may reasonably request in relation to any such infringement.

7.    OBLIGATIONS OF LICENSOR AND LICENSEE

      7.1 Licensee shall have responsibility for the operational items (and such costs as are associated with them) set out in Schedule 5.

      7.2 Licensor undertakes from time to time during the course of this Agreement, at the request of Licensee, to render to Licensee technical assistance in connection with the manufacture of the Product. Licensor shall use its best efforts to solve any technical support problems.

      7.3 Licensee will use at all times its reasonable endeavors to market and distribute the Product in the Territory provided that, if Licensor and Licensee jointly determine that the sales life of the Product has ended, Licensee may terminate all sales, marketing distribution and other commercial exploitation of that Product upon written notice to Licensor.

      7.4 Licensor shall present to Licensee an official letter from Sega Japan stating that Licensor has obtained the exclusive rights to the Products (as listed in this agreement) from Sega Japan for the territories of North America and Europe. Licensor has the rights from Sega Japan to sublicense the Product to Licensee (Conspiracy) for publishing.

      7.5 Licensee shall deliver to Licensor 10 sample copies of the Product, free of Royalty, within and timely manner after release.

      7.6 Licensor is fully responsible for paying all advances owed, all royalties owed and royalty statements to Sega Japan per the agreement.


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      7.7   Licensor shall place or cause to be placed on and in the Product and it's packaging Artwork and End-user Documentation and shall encode into the title screen of the Product wording to the effect that they are published by Licensee and an appropriate copyright notice in such form, size and location as Licensee shall announce to Licensor and in accordance with the SCEE Source Book 2 within 10 calendar days after signature of this Agreement.

      7.8 The Product shall be marketed under the names of Licensee and Licensor together. Licensor grants to Licensee a non-exclusive royalty free license during the ten, of this Agreement to use any trade marks owned or controlled by Licensor or licensed to Licensor in connection with the advertising, promotion and distribution of the Product. This shall include reproducing such trademarks, together with Licensee's own trademarks on the packaging, End-user Documentation and title screen for and on all marketing and promotional materials relating to all Products.

8.    CONFIDENTIALITY

      8.1 The parties hereto undertake and agree with each other to keep confidential at all times during and after expire or termination of this Agreement and not at any time to disclose, copy, dispose of or otherwise make use of or permit any person to make use of any information relating to the technology, technical processes, business affairs or finances of the other party unless such information is required to be given by law and in such case the party providing the information shall notify the other of the details within seven (7) days of date of such provision.

      8.2 In this Clause 8 the "recipient party" shall mean the party receiving such information. The obligations referred to in this Clause shall not extend to any information which:

            8.2.1 is or shall become generally available to the public otherwise than by reason of a breach by the recipient party of the provisions of this Agreement; or

            8.2.2 is known to the recipient party and is at its free disposal prior to its receipt from the other party; or

            8.2.3 is independently developed by the recipient party or any company within its group of companies from time to time without access to the confidential information disclosed under this Agreement.

      8.3 Each party agrees that this obligation shall continue in force without limit in point of time notwithstanding the termination of this Agreement for any reason.

9.    TERMINATION

      9.1 Either party shall be entitled to terminate this Agreement with immediate effect by giving written notice of termination to the other if:

            9.1.1 the other commits a material breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within thirty (30) days of the receipt by the other of a written notice identifying the breach and requiring its remedy; or


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            9.1.2 any payment due by the other party shall be outstanding for more than 30 business days; or

            9.1.3 the other has stopped payment of, or is unable to pay its debts or being an individual is declared bankrupt; or

            9.1.4 the other compounds with or convenes a meeting of its creditors or some action is taken to terminate its business;
                  or

            9.1.5 the other has a receiver, administrative receiver, liquidator or provisional liquidator appointed over all or any part of its assets; or

            9.1.6 an event takes place which would entitle the appointment of a receiver over the assets of the other party or which could cause any floating charge on its assets to crystallize; or

            9.1.7 a petition is presented or an order is made or a resolution is passed for the winding up of the other party or a meeting is convened for the purpose of winding it up; or

            9.1.8 any event analogous to the events described in Clause 9.1.3 to
                  9.1.7 shall occur in any jurisdiction in which the other party is incorporated or resident or carries on business, or if the other party for any reason ceases to carry on business.

      9.2 Licensee shall be entitled to terminate this Agreement with immediate effect by giving written notice of termination to Licensor if:

            - Licensor fails to deliver the complete Licensor's Materials and English Final Masters on the dates set out in Schedule 3.

            - if the Product concept is rejected by Sony Computer Entertainment or the Product is not granted approval for commercial production and release by Sony Computer Entertainment of Europe on or before as specified in Schedule
                  3. The termination shall be limited only for the specific product (sku) not receiving the approval.

            - Licensor fails to comply with it's warranties and/or obligations as stated in clause 11 of this Agreement.

      For the avoidance of doubt, any provisions in this clause 9.2 shall deem being not capable of remedy.

10.   CONSEQUENCES OF TERMINATION

      10.1  Upon the termination of this Agreement for any reason:

            10.1.1 the rights of either party against the other which have accrued up to the date of termination shall not be affected;

            10.1.2 all monies owing to either party shall become immediately due and payable; 10.1.3 the provisions of clauses 6.2, 8, 10 and 11 shall continue to apply.


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      10.2  If Licensee has stocks of or is in the course of production of or has unfulfilled orders for Product units at the date of termination, Licensee may only for a period of six months following termination sell such stocks, continue with such production and sell the resulting stocks and fulfill such orders on the terms of this Agreement.

      10.3 In the event of a termination under clause 9.2, Licensor has to refund all payments made by Licensee to Licensor under this agreement (for the non-approved product) shall be refunded within 30 calendar days after receipt of Licensee's written notice of termination.

11.   WARRANTIES, INDEMNITY AND RELATED OBLIGATIONS

      11.1 Either party warrants that it has the full power and authority to enter into this agreement and to fully perform it's obligations hereunder.

      11.2 Licensor warrants that the Intellectual Property Rights as far as they relate to the Product, the English Final Master or the Licensor's Materials are owned legally and beneficially by or are properly licensed by Licensor. If any of the Intellectual Property Rights so far as they relate to the Product, the English Final Master or the Licensor's Materials are owned by third parties, Licensor confirms that the entry into this Agreement does not give rise to the breach of any arrangement or agreement with any third party and that it does not require any such third party's consent.

      11.2 In the event of the termination of any license for Licensor to use or license any third party owned intellectual property rights, Licensor shall:

            11.2.1 immediately notify Licensee of such termination; 11.2.2 reimburse all payments relating to the Product.

            11.2.3 indemnify and hold Licensee harmless from any claims, suits, losses, liability, cost or expense and damage suffered by Licensee arising out of or connected in any way with such termination of any license.

      11.3 Licensor warrants that the Licensor's Materials and the English Final Masters shall be free of any material defect such as would prevent the Product being played on the Platform. In the event of the Licensor's Materials and/or the English Final Masters containing a defect for which Licensor is responsible pursuant to this clause Licensor shall:

            11.3.1 reimburse to Licensee the cost of replacing and/or destroying defective Products;

            11.3.2 provide in a timely manner such assistance as is necessary to remove the defect(s) from the Products, including the provision of a new English Final Master.

            11.3.3 indemnify and hold Licensee harmless from any claims, suits, losses, liability, cost or expense and damage suffered by Licensee arising out of or connected in any way with such defect of the Licensor's Materials and/or the English Final Masters.


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      11.4  Licensor shall be liable for and will indemnify Licensee (together with its officers, servants and agents) against any and all liability, losses, damages, costs, legal costs, professional and other expenses of any nature whatsoever incurred or suffered by Licensee whether direct, indirect or consequential (including but without limitation any economic loss or other loss of profits, business or goodwill) arising out of any dispute or whether contractual or tortious or other claims or proceedings brought against Licensee by a third party claiming relief against Licensee by reason of the manufacture, use, sale or other exploitation of the Product, the English Final Master or Licensor's Materials by Licensee insofar as such claims may arise from (i) any breach of this Agreement by Licensor; (ii) any infringement by the Product, the English Final Master or the Licensor's Materials of any intellectual property rights of any third party.

      11.5 Limitation of Licensees liability: IN NO EVENT SHALL LICENSEE OR ITS AFFILIATES, SUPPLIERS, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE FOR PROSPECTIVE PROFITS OR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE BREACH OF THIS AGREEMENT BY LICENSEE, THE USE OF THE PRODUCT, ANY LICENSED SUB-LICENSEE OR END USERS, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNIFY, PRODUCT LIABILITY OR OTHERWISE. IN NO EVENT SHALL LICENSEE'S LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY LIABILITY FOR DIRECT DAMAGES, EXCEED THE TOTAL AMOUNT PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT.

12.   ASSIGNMENT

      12.1 Upon approval of Licensor, which shall not be unreasonably withheld, Licensee may assign, sub-contract and/or sub-license its rights and obligations, it's benefit's and burdens under this Agreement in whole or in part, including, but not limited to, the payment of royalties and providing of royalty reports to Licensor, and such assignment or assumption of any such rights or obligations may be done without Licensor's consent.

      12.2 This Agreement shall be binding upon the successors and assigns of the parties hereto and the name of a party appearing herein shall be deemed to include the names of its successors and assigns provided always that nothing herein shall permit any assignment by either party except as expressly provided herein.

13.   GOVERNING LAW AND DISPUTES

      This Agreement and the Schedules shall be construed in accordance with the laws of the United States and the State of California applicable to agreements executed and wholly performed therein. The parties hereto agree that any dispute arising out of or relating to this Agreement may be instituted and prosecuted in the courts of competent jurisdiction of the State of California located in Los Angeles County, and the parties hereto irrevocably submit to the jurisdiction of said courts and waive any rights to object to or challenge the appropriateness of said forums. Licensor hereby agrees to accept service of process pursuant to the notice provisions hereunder and waives any and all objections to venue, jurisdiction or service of process.


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14.   SURVIAL

      Should a provision of this agreement be invalid or become invalid or should this agreement contain an omission, then the legal effect of the other provisions shall not thereby be affected. Instead of the invalid provision a valid provision is deemed to have been agreed upon which comes closest to what the parties intended commercially; the same applies in the case of an omission.

15.   GENERAL

      15.1 This Agreement embodies and sets forth the entire agreement and understanding of the parties and supersedes all prior oral or written agreements understandings or arrangements relating to the subject matter of this Agreement. Neither party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement.

      15.2 This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorized representatives of the parties.

      15.3 No failure of either party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement will operate as a waiver of the same, nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise of the same or of any other such right, power or remedy. Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

16.   NOTICES IN WRITING

      16.1 Any notice or other document to be given in connection with or under this Agreement shall be in writing, in the English language, and shall be signed by or on behalf of the party giving it (a "Notice").

      16.2 A Notice may be served by hand delivery, first class post or express or other fast postal service or facsimile to the address and facsimile number set out below for a party or such other address as the party may from time to time designate by written notice to the other:

            Address of Licensor:  Constant Entertainment, LLP
                                  445 Bryan Avenue
                                  Sunnyvale, CA 94086
            Attention:            Philip Ho, Managing Partner
            Telephone No.:        408.314.0272
            Facsimile No:         408.733.7274
            E-Mail:               pdho@msn.com


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            Address of Licensee:  Conspiracy Entertainment Corp.
                                  612 Santa Monica Blvd.
                                  Santa Monica, CA 90401, USA
            Attention:            Sirus Ahmadi, President & CEO
            Telephone No.:        +1-310-260-6150 Ext. 120
            Facsimile No:         +1-310-260-1450
            E-mail:               sirus@conspiracygaines.com


Agreed to by:                                        Agreed to by:

CONSTANT ENTERTAINMENT                          CONSPIRACY ENTERTAINMENT CORP.


 /s/ Philip Ho                                  /s/ Sirus Ahmadi
---------------------------                     --------------------------------
Philip Ho, Managing Partner                     Sirus Ahmadi, President
Date: July 22, 2003                             Date: July 21, 2003



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                             SCHEDULE I THE PRODUCT



TITLE                  FORMAT      LANGUAGE     PLATFORM
-------------------    ------      --------     ------------------
Phantasy Star Gen 1    PAL         English      Sony PlayStation 2
Monaco GP              PAL         English      Sony PlayStation 2
Fantasy Zone           PAL         English      Sony PlayStation 2
Space Harrier          PAL         English      Sony PlayStation 2
Golden Axe             PAL         English      Sony PlayStation 2
Bonanza Bros           PAL         English      Sony PlayStation 2
Gain Ground            PAL         English      Sony PlayStation 2
Alex Kid               PAL         English      Sony PlayStation 2
Bare Knuckles          PAL         English      Sony PlayStation 2
Phantasy Star 2        PAL         English      Sony PlayStation 2
Phantasy Star 3        PAL         English      Sony PlayStation 2
Tanto 3                PAL         English      Sony PlayStation 2
Virtua Racing          PAL         English      Sony PlayStation 2
Last Bronx             PAL         English      Sony PlayStation 2


                            SCHEDULE 2 THE TERRITORY

EUROPE AND ALL FURTHER NTSC TERRITORIES AS DEFINED IN THE SONY COMPUTER ENTERTAINMENT OF EUROPE ("SCEE") 3" PARTY PUBLISHERS AGREEMENT.



                                   SCHEDULE 3
             THE LICENSOR'S MATERIALS, DELIVERABLE FINAL MASTERS AND
                           RESPECTIVE DELIVERY DATES:

English Final Master (PAL format), tested and bug-free meeting SCEE requirements regarding it's approval for commercial production and release. Such English Final Master shall be delivered by Licensor to Licensee on or before

Electronic readable End-user Documentation including it's design and layout in editable form. Such documentation shall be delivered in English language (if not available: in Japanese) by Licensor to Licensee on or before


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o     Electronically readable packaging and label Artwork including texts and contents in editable form. Such materials shall be delivered in English language (if not available: in Japanese) by I.Licensor to Licensee on or before

o Press related materials (in English or Japanese language), e.g. sales videos, screenshots, sales sheets and any other materials that would be helpful for Licensee to market the products no later than


                               SCHEDULE 4 ADVANCE

$60,000 (Sixty Thousand United States Dollars) per each title
$840,000 (eight hundred forty thousand United States Dollars) for all 14 (fourteen titles)

Total Advance across all sku's shall be $840,000 (eight hundred forty thousand United States Dollars. The advance shall be cross collateralized across all sku's and the United States territory which is covered in a separate agreement between the parties.

UNIT ROYALTY
------------
US $1.15 per each unit sold

GUARANTEED UNITS
Advance shall be fully recoupable against the advance

ADVANCE PAYMENT SCHEDULE

30% and/or US$252,000 (two hundred fifty two thousand United States Dollars) upon signature of this agreement

o 30% of the advance upon concept approval of the each Product by Sony Computer Entertainment of America. Example: If one product receive concept approval, the payment shall equal $18,000 (eighteen thousand United States Dollars). 40% of the advance) upon concept approval of each Product by Sony Computer Entertainment of America for commercial production.

o For the avoidance of doubt, all advances will be refunded to Licensee by Licensor if the Product concept is rejected by Sony Computer Entertainment of Europe and/or the Product is not getting approval for commercial production and release by Sony Computer Entertainment of Europe of or before the date as specified in Schedule 3. In the case of non-approval, any payment already made to Licensor may be offset with any other sku per the Licensing Agreements with Constant Entertainment & Conspiracy Entertainment.


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


 LICENSOR BANK INFORMATION

 Bank Name:      Bank Of America
 Address:        333 N. Santa Cruz Avenue Los Gatos, CA
 Account No.:    01425-03464
 Account Name:   Constant Entertainment


                                   SCHEDULE 5
                     LICENSEE'S OPERATIONAL RESPONSIBILITIES

Marketing, Manufacturing, Distribution, Publishing


                            SCHEDULE 6 AGREED DETAILS

ITEM                 CLAUSE          DETAILS
-----------------    -----------     ------------------------------------------
Term of Agreement    Definitions     Commencing on the date of signature
                                     till expiration of 48 months after release of the Product

Option Period        Definitions     Commencing on the date of signature
                                     till expiration of 24 months after release of the Product



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